FUND PARTICIPATION AGREEMENT
This Agreement is entered into as of the 22nd day of October, 2012, between First Symetra National Life Insurance Company of New York, a life insurance company organized under the laws of the State of New York ("Insurance Company"), on behalf of itself and on behalf of the separate accounts set forth on Exhibit A, and each Participating Fund (as defined below).

                                   ARTICLE I
                                  DEFINITIONS

1.1	"1933 Act" shall mean the Securities Act of 1933, as amended.

1.2	"1940Act" shall mean the Investment Company Act of 1940, as amended.

1.3	"Board" shall mean the Board of Directors or Trustees, as the case may
	be, of a Participating Fund, which has the responsibility for management and control of the Participating Fund.

1.4	"Business Day" shall mean any day for which a Participating Fund
	calculates net asset value per Share (as defined below) as described in the Participating Fund's Prospectus (as defined below).

1.5	"Close of Trading" shall mean the close of trading on the New York
	Stock Exchange (usually 4:00 p.m. Eastern time.)

1.6	"Commission" shall mean the Securities and Exchange Commission.

1.7	"Contract" shall mean a variable annuity or variable life insurance
	contract that uses any Participating Fund as an underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.8	"Contractholder" shall mean any entity that is a party to a Contract
	(including any Participants thereunder) with a Participating Company (as defined below).

1.9	"Disinterested Board Members" shall mean those members of the Board of
	a Participating Fund that are not deemed to be "interested persons" (as defined in the 1940 Act) of the Participating Fund.

1.10	"Dreyfus" shall mean The Dreyfus Corporation and its affiliates,
	including MBSC Securities Corporation ("MBSC"), the distributor of each Participating Fund.

1.11	"FINRA" shall mean the Financial Industry Regulatory Authority.

1.12	"Insurance Company's General Account(s)" shall mean the general
	account(s) of Insurance Company and its affiliates that invest in Shares of a Participating Fund.

1.13	"Marketing Materials" shall mean advertisements (such as material
	published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to financial intermediaries or prospective investors in connection with distribution or servicing activities, and any other material constituting sales literature or advertising under FINRA rules, the 1940 Act or the 1933 Act.
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1.14	"Participating Companies" shall mean any insurance company (including
	Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with one or more of the Participating Funds for the purpose of making Participating Fund Shares available to serve as the underlying investment medium for the aforesaid Contracts.

1.15	"Participating Fund" shall mean each investment company, including,
	as applicable, any series thereof, specified in Exhibit B, as such Exhibit may be amended from time to time by agreement of the parties hereto, the Shares of which are available to serve as the underlying investment medium for the aforesaid Contracts.

1.16	"Prospectus" shall mean the currently effective prospectus and
	statement of additional information of a Participating Fund, relating to its Shares.

1.17	"Separate Account" shall mean a separate account duly established by
	Insurance Company and set forth on Exhibit A, as such Exhibit may be revised from time to time.

1.18	"Shares" shall mean (i) each class of shares of a Participating Fund
	set forth on Exhibit B next to the name of such Participating Fund, as such Exhibit may be revised from time to time, or (ii) if no class of shares is set forth on Exhibit B next to the name of such Participating Fund, the shares of the Participating Fund.

                                      ARTICLE II
                                    REPRESENTATIONS

2.1	Insurance Company represents and warrants that (a) it is an insurance
	company duly organized and in good standing under applicable law;
	(b) it has legally and validly established each Separate Account pursuant to applicable insurance laws and regulations; (c) it has, to the extent required under applicable law, registered each Separate Account as a unit investment trust under the 1940 Act to serve as the segregated investment account for its Contracts; and (d) each Separate Account is eligible to invest in Shares of each Participating Fund without such investment disqualifying any Participating Fund as an underlying investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2	Insurance Company represents and warrants that (a) to the extent
	required under applicable law, its Contracts will be described in a registration statement filed under the 1933 Act; (b) its Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of its Contracts shall comply in all material respects with applicable state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Participating Fund.

2.3	Insurance Company represents and warrants that the income, gains and
	losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard
	to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be
	kept separate from Insurance Company's General Account(s) and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company
	may conduct or the liabilities of any companies affiliated with Insurance Company.
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2.4	To the extent that Insurance Company is a broker-dealer or is
	otherwise subject to the rules of FINRA:

	a.	Insurance Company shall inform MBSC promptly of any pending or
		threatened action or proceeding by FINRA bearing on Insurance Company's membership with FINRA and of any suspension or termination of such membership. Insurance Company further agrees to maintain all records required by applicable laws or that are otherwise reasonably requested by MBSC in the event Insurance Company's status as a member of FINRA or the Securities Investor Protection Corporation changes. Insurance Company recognizes that it will be treated as a "non-member of the Association," as defined by FINRA rules, during the period of any suspension of Insurance Company's membership in FINRA. Accordingly, no payments required by FINRA regulations to be paid solely to a registered broker or dealer shall be paid by MBSC while Insurance Company is suspended from FINRA.

	b.	To the extent that Insurance Company makes a recommendation to
		Contractholders regarding a transaction in Shares, Insurance Company agrees that it is its responsibility to fulfill its obligations under FINRA rules and to determine the suitability of any Shares as investments for Contractholders, and that MBSC has no responsibility for such determination.

2.5	Insurance Company understands and acknowledges that the Participating
	Funds may offer Shares in multiple classes, and Insurance Company represents and warrants that, to the extent Insurance Company is recommending transactions in Shares, it has established compliance procedures designed to ensure that, in offering more than one Share class of Participating Funds to Contractholders, Contractholders are made aware of the terms of each class of Shares offered, to ensure that its representatives recommend only Shares that are appropriate investments for each Contractholder and to ensure proper supervision of Insurance Company's representatives in recommending and offering different classes of Participating Fund Shares to Contractholders.

2.6	Pursuant to Regulation S-P promulgated by the Commission under the
	Gramm-Leach-Bliley Act ("Reg. S-P"), Insurance Company agrees to deliver the Participating Funds' then current consumer privacy notice to any Contractholder who purchases Shares from or through Insurance Company, at or prior to the time of the initial purchase, if the Contractholder would be considered a "consumer" or "customer" (each as defined in Reg. S-P) of the Participating Funds.

2.7	Each Participating Fund represents that it is registered with the
	Commission under the 1940 Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Participating Fund to operate and offer its Shares as an underlying investment medium for Participating Companies.

2.8	Each Participating Fund represents that it is currently or will be
	qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company promptly upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.9	Insurance Company represents and agrees that the Contracts are
	currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract
	(or policy).

2.10	Each Participating Fund represents that it will maintain its assets
	such that, at the close of each calendar quarter (or within 30 days thereafter), it will be "adequately diversified" within the naming of
	Section 817(h) of the Code and Treasury Regulation 1.817-5.

2.11	Insurance Company agrees that each Participating Fund shall be
	permitted (subject to the other terms of this Agreement) to make its Shares available to other Participating Companies and Contractholders.

2.12	Each Participating Fund represents and warrants that any of its
	officers and employees who deal with the money and/or securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable fidelity insurance company.

2.13	Insurance Company represents and warrants that all of its employees
	and agents who deal with the money and/or securities of each Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Participating Fund. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable fidelity insurance company.

2.14	Insurance Company represents and warrants that it has reviewed each
	Participating Fund's policy regarding market timing and frequent trading of shares, and none of its Contractholders is or will be permitted to engage in trading activity which would violate such policy.

2.15	Insurance Company represents and warrants that, to the extent required
	by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and FINRA rules governing its members, if applicable. Insurance Company also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets
	Control ("OFAC"), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. Insurance Company agrees to share information with each Participating Fund for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither Insurance Company nor the Participating Fund is the subject of the SAR. Insurance Company, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network to allow Insurance Company to share information pursuant to Section 314(b) of the USA PATRIOT Act.

                                    ARTICLE III
                              PARTICIPATING FUND SHARES
3.1	The Contracts funded through the Separate Account will provide for the
	investment of certain amounts in Shares of each Participating Fund.

3.2	Each Participating Fund agrees to make its Shares available for
	purchase at the then applicable net asset value per Share by Insurance Company and the Separate Accounts on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, each Participating Fund may refuse to sell its Shares to any person, or suspend or terminate the offering of its Shares.

3.3	Each Participating Fund agrees that Shares of the Participating Fund
	will be sold only to (a) Participating Companies and their separate accounts or (b) "qualified pension or retirement plans" as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of any Participating Fund will be sold to the general public.

3.4	Each Participating Fund shall use its best efforts to provide closing
	net asset value, dividend and capital gain information on a per Share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per Share.

3.5	At the end of each Business Day, Insurance Company will use the
	information described in Section 3.4 to calculate the unit values of the Separate Accounts for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the Close of Trading to determine the net dollar amount of the Shares of each Participating Fund that will be purchased or redeemed at that day's closing net asset value per Share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by 11:00 a.m. Eastern time on the Business Day next following Insurance Company's receipt of the corresponding Separate Account transactions. Subject to Sections 3.6 and 3.8, all purchase and redemption orders for Insurance Company's General Account(s) shall be effected at the net asset value per Share of each Participating Fund next calculated after receipt of the order by the Participating Fund or its transfer agent.

3.6	Each Participating Fund appoints Insurance Company as its agent for
	the limited purpose of accepting orders for the purchase and redemption of Shares of the Participating Fund for the Separate Account. Each Participating Fund will execute orders at the applicable net asset value per Share determined as of the Close of Trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the purchase of Shares of the Participating Fund, the conditions specified in Section 3.8, as applicable, are satisfied.
	A redemption or purchase request that does not satisfy the conditions specified above and in Section 3.8, as applicable, will be effected at the net asset value per Share computed on the Business Day immediately preceding the next following Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8. Insurance Company represents and warrants that all orders submitted by Insurance Company for execution as of the effective trade date shall represent purchase or redemption orders received from its Contractholders prior to the Close of Trading on the effective trade date.

3.7	Insurance Company will make its best efforts to notify each applicable
	Participating Fund in advance of any unusually large purchase or redemption orders.

3.8	If Insurance Company's order requests the purchase of Shares of a
	Participating Fund, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 12:00 noon Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.6. Each applicable Participating Fund will execute such orders at the applicable net asset value per Share determined as of the Close of Trading as of the effective trade date if the Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time at the end of the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.6. If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after 12:00 noon Eastern time at the end of such Business Day, Insurance Company shall promptly, upon the Participating Fund's request, reimburse the Participating Fund for any charges, costs, fees, interest or other expenses incurred by the Participating Fund in connection with any advances to, or borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of portfolio transactions effected by the Participating Fund based upon such purchase request. If Insurance Company's order requests the redemption of any Shares of a Participating Fund valued at or greater than $1 million dollars, the Participating Fund will wire such amount to Insurance Company within seven days of the order.

3.9	Insurance Company represents that it has adopted, and will at all
	times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by Insurance Company from Contractholders treated as received prior to the Close of Trading on each Business Day are received by Insurance Company prior to the Close of Trading on such Business Day, and are not modified after the Close of Trading, and that all such orders received, but not rescinded, by the Close of Trading are communicated to MBSC or its designee for that Business Day. Each transmission of Share orders by Insurance Company shall constitute a representation that such orders are accurate and complete and are as received by Insurance Company by the Close of Trading on the Business Day for which the orders are to be priced, and that such transmission includes all Share orders received from Contractholders, but not rescinded, by the Close of Trading.

3.10	Each Participating Fund has the obligation to ensure that its Shares
	are registered with the Commission at all times.

3.11	Each Participating Fund will confirm each purchase or redemption order
	made by Insurance Company. Transfers of Shares of a Participating Fund will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record Shares ordered from a Participating Fund in an appropriate title for the corresponding account.

3.12	Each Participating Fund shall credit Insurance Company with the
	appropriate number of Shares.

3.13	On each ex-dividend date of a Participating Fund or, if not a Business
	Day, on the first Business Day thereafter, each Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per Share. All dividends and capital gains shall be automatically reinvested in additional Shares of the applicable Participating Fund at the net asset value per Share on the ex-dividend date. Each Participating Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of Shares so issued.

3.14	To the extent that a Separate Account is properly exempt from
	registration under the 1940 Act, at least once annually, at the request of a Participating Fund, or its designee, Insurance Company will certify the amount of purchases and redemptions of Shares from such Separate Account for the Participating Fund's most recent fiscal year end.

                                    ARTICLE IV
                              STATEMENTS AND REPORTS

4.1	Each Participating Fund shall provide monthly statements of account as
	of the end of each month for all of Insurance Company's Participating Fund accounts by the fifteenth (15th) Business Day of the following month.

4.2	Each Participating Fund shall distribute to Insurance Company copies
	of the Participating Fund's Prospectus and supplements thereto, proxy materials, notices, financial reports and other printed materials (which the Participating Fund customarily provides to the holders of its Shares) in quantities as Insurance Company may reasonably request for distribution to each of its Contractholders. Insurance Company may elect to print the Participating Fund's Prospectus in combination with other fund companies' prospectuses and statements of additional information, which are also offered in Insurance Company's insurance product at its own cost. At Insurance Company's request, the Participating Fund will provide, in lieu of printed documents, Prospectuses and financial reports in electronic form for printing by Insurance Company.

4.3	Each Participating Fund will provide to Insurance Company at least one
	complete copy of all registration statements, Prospectuses, financial reports, proxy statements, applications for exemptions and requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its Shares (except for such materials that are designed only for a class of shares of a Participating Fund not offered to Insurance Company pursuant to this Agreement).

4.4	MBSC agrees to make available to Insurance Company a list of the
	states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. Insurance Company will make offers of Shares to Contractholders only in those states, and will ensure that Insurance Company (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with Insurance Company's activities.

4.5	Insurance Company will provide to each Participating Fund at least one
	copy of all registration statements, prospectuses, financial reports, proxy statements, applications for exemptions and requests for no-action letters, and all amendments to any of the above, that relate to its Contracts or the Separate Account.

4.6	Insurance Company will provide Participating Funds on a semi-annual
	basis, or more frequently as reasonably requested by the Participating Funds, with a current tabulation of the number of its existing Contractholders whose Contract values are invested in each Participating Fund. This tabulation will be sent to Participating Funds in the form of a letter signed by a duly authorized officer of Insurance Company attesting to the accuracy of the information contained in the letter.

				      ARTICLE V
	   SHAREHOLDER INFORMATION AND IMPOSITION OF TRADING RESTRICTIONS

5.1	Insurance Company agrees to provide promptly, but not later than ten
	Business Days, to the Participating Fund, upon Written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN") or other government-issued identifier ("GII"), if known, of any or all Contractholder(s) who have purchased, redeemed, transferred or exchanged Shares held through a Separate Account with Insurance Company during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Contractholder(s) or the Separate Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Participating Fund should be consistent with the National Securities Clearing Corporation Standardized Data Reporting Format.

5.2	Requests must set forth a specific period, not to exceed ninety days
	from the date of the request, for which transaction information is sought. The Participating Fund may request transaction data older than ninety days from the date of the request as it deems necessary to investigate compliance with policies established by the Participating Fund for the purpose of eliminating or reducing dilution to the value of the outstanding Shares issued by the Participating Fund.

5.3	Insurance Company agrees to use best efforts to determine, promptly
	upon request of the Participating Fund, but not later than ten days, whether any person that holds Shares through Insurance Company or its Separate Account is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Participating Fund, (i) provide or arrange to have provided the information set forth in Section 5.1 of this Article V regarding Contractholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.
	Insurance Company agrees to inform the Participating Fund whether Insurance Company plans to perform (i) or (ii).

5.4	MBSC agrees not to use the information received under this Article V
	for marketing or any other similar purpose without the prior Written consent of Insurance Company.

5.5	Insurance Company agrees to execute Written instructions from the
	Participating Fund to restrict or prohibit further purchases or exchanges of Shares by a Contractholder who has been identified by the Participating Fund as having engaged in transactions of Shares (directly or indirectly through a Separate Account) that violate the policies established by the Participating Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

5.6	Instructions provided to Insurance Company will include the TIN, ITIN
	or GII, if known, and the specific restriction(s) to be executed.
	If the TIN, ITIN or GII is not known, the instructions will include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed-upon information to which the instructions relates.

5.7	Insurance Company must provide Written confirmation to the
	Participating Fund that instructions have been executed. Insurance Company agrees to provide the confirmation as soon as reasonably practicable, but not later than ten Business Days after the instructions have been executed.

5.8	For purposes of this Article V only,

	a.	"Written" communications include electronic communications
		and facsimile transmissions;

	b.	"Participating Fund" does not include any "excepted funds"
		as defined in Rule 22c-2(b) under the 1940 Act; and

	c.	"Contractholder" shall include, as applicable, (i) the
		beneficial owner of Shares, whether the Shares are held directly by Contractholder or by Insurance Company in nominee name; (ii) a Separate Account unit holder, notwithstanding that the Separate Account may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a Participating Fund underlying a variable annuity or variable life insurance contract.

				    ARTICLE VI
				     EXPENSES

6.1	The charge to each Participating Fund for all expenses and costs of
	the Participating Fund, including but not limited to management fees, Rule 12b-1 fees, if any, administrative expenses and legal and regulatory costs, will be included in the determination of the Participating Fund's daily net asset value per Share.

6.2	Except as otherwise provided in this Agreement and, in particular in
	the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its Shares. Insurance Company shall pay the following expenses or costs:

	a.	such amount of the production expenses of any Participating
		Fund materials, including the cost of printing a Participating Fund's Prospectus or financial reports, or Marketing Materials for prospective Insurance Company Contractholders as Dreyfus and Insurance Company shall agree from time to time; and

	b.	distribution expenses of any Participating Fund materials  or
		Marketing Materials for Insurance Company Contractholders or prospective Insurance Company Contractholders.

	MBSC may pay Insurance Company, or the broker-dealer acting as principal underwriter for Insurance Company's Contracts, for distribution and other services related to the Shares of the Participating Fund pursuant to any distribution plan adopted by the Participating Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms and conditions of an agreement between MBSC and Insurance Company or the principal underwriter for Insurance Company's Contracts, as applicable, related to such plan.

				   ARTICLE VII
                                 EXEMPTIVE RELIEF

7.1	Insurance Company has reviewed a copy of the Order of the Commission
	under Section 6(c) of the 1940 Act, dated February 5, 1998, applicable to the Participating Funds (the "Order") and, in particular, has reviewed the conditions to the relief set forth in the Notice of Application for the Order (the "Conditions"). As set forth therein, Insurance Company agrees, as applicable, to report any potential or existing conflicts promptly to the Board, including whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under the Conditions by providing the Board with all information reasonably necessary for the Board to consider any issues raised. Insurance Company agrees to carry out such responsibilities with a view only to the interests of Contractholders.

7.2	If a majority of the Board, or a majority of Disinterested Board
	Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice of the material irreconcilable conflict and its implications to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is a Participating Company for which such conflict is relevant, Insurance Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take whatever steps are necessary to eliminate the irreconcilable material conflict, including:

	a.	withdrawing the assets allocable to some or all of the
		Separate Accounts (as applicable) from the Participating
		Fund and reinvesting such assets in another Participating Fund (if applicable) or a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (e.g., variable annuity Contractholders or variable life insurance Contractholders of the Insurance Company) that votes in favor or such segregation, or offering to the affected Contractholders the option of making such a change; and

	b.	establishing a new registered management investment company or
		managed separate account.

	The foregoing responsibility of Insurance Company will be carried out with a view only to the interest of Contractholders.

7.3	If a material irreconcilable conflict arises as a result of a decision
	by Insurance Company to disregard Contractholder voting instructions and such decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Participating Fund's election, to withdraw the investments of the Separate Account in the Participating Fund, without any charge or penalty as a result of such withdrawal.

7.4	For the purpose of this Article VII, a majority of the Disinterested
	Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund or Dreyfus be required to establish, or to bear the costs of establishing, a new funding medium for any Contract. Insurance Company shall not be required by this Article VII to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the irreconcilable material conflict.

7.5	No action by Insurance Company taken or omitted, and no action by the
	Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VII, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article VI.

7.6	If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are
	amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then the Participating Funds, and/or the Insurance Company, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.

7.7	Insurance Company shall at least annually (or more frequently if
	deemed by appropriate by the Board) submit to the Board of each Participating Fund such reports, materials or data as a Board may reasonably request so that the Board may fully carry out obligations imposed upon it by the Conditions.

                                    ARTICLE VIII
                        VOTING SHARES OF PARTICIPATING FUND

8.1	Insurance Company shall:

	(a)	solicit voting instructions from its Contractholders on a
		timely basis and in accordance with applicable law;

	(b)	vote the Shares of the Participating Funds in accordance with
		instructions received from its Contractholders; and

	(c)	vote the Shares of the Participating Funds for which no
		instructions have been received in the same proportion as Shares of the Participating Fund for which instructions have been received.

	Insurance Company agrees at all times to vote Shares held by Insurance Company's General Account(s) in the same proportion as Shares of the Participating Fund for which instructions have been received from Insurance Company's Contractholders. Insurance Company further agrees to be responsible for assuring that voting privileges of the Shares for the Separate Account are calculated in a manner consistent with other Participating Companies.

8.2	Insurance Company agrees that it shall not, without the prior written
	consent of each applicable Participating Fund and Dreyfus, solicit, induce or encourage Contractholders to (a) change or supplement the Participating Fund's current investment adviser or (b) change, modify, substitute, add to or delete from the current investment media for the Contracts.

                                    ARTICLE IX
                          MARKETING AND REPRESENTATIONS

9.1	Each Participating Fund or MBSC shall periodically furnish Insurance
	Company with the following documents relating to the Shares of the Participating Fund, in quantities as Insurance Company may reasonably request:

	a.	current Prospectus and any supplements thereto; and

	b.	Marketing Materials.

	Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 6.2 of this Agreement.

9.2	Insurance Company shall designate certain persons or entities that
	shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

9.3	Insurance Company shall furnish, or shall cause to be furnished, to
	each applicable Participating Fund or its designee, each piece of Marketing Materials in which the Participating Fund, its investment adviser or the administrator, or Dreyfus is named, at least fifteen Business Days prior to its use. No such Marketing Materials shall be used unless the Participating Fund or its designee approves such Marketing Materials. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such Marketing Materials. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt.

9.4	Insurance Company shall not give any information or make any
	representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy statements for, the applicable Participating Fund, or in Marketing Materials approved by the applicable Participating Fund in accordance with Section 9.3.

9.5	Each Participating Fund shall furnish, or shall cause to be furnished,
	to Insurance Company, each piece of the Participating Fund's Marketing Materials in which Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such Marketing Materials shall be used unless Insurance Company approves such Marketing Materials. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such Marketing Materials. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

9.6	No Participating Fund shall, in connection with the sale of Shares of
	the Participating Fund, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in Marketing Materials approved by Insurance Company in accordance with
	Section 9.5.

                                   ARTICLE X
                                INDEMNIFICATION

10.1	Insurance Company agrees to indemnify and hold harmless each
	Participating Fund, Dreyfus, each Participating Fund's investment adviser and sub-investment adviser (if applicable), each Participating Fund's distributor, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, "Fund Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any taxes, penalties or toll charges) (collectively, "Fund Party Loss") for which any such

	Fund Indemnified Party may become subject, under the 1933 Act, the 1940 Act or otherwise, insofar as such Fund Party Loss (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact
	(i) contained in information furnished by Insurance Company for use in the registration statement or Marketing Materials of a Participating Fund or (ii) with respect to the Separate Accounts or Contracts, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (b) any conduct, statement or representation (other than statements or representations contained in the Prospectus or Marketing Materials of the Participating Fund not made in reliance upon and in conformity with information furnished to the Participating Fund or Dreyfus by on behalf of Insurance Company specifically for use therein) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which the Shares of the Participating Fund are an underlying investment; (c) wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the Shares of the Participating Fund; (d) any incorrect calculation and/or untimely reporting by Insurance Company of net purchase or redemption orders;
	(e) any material breach by Insurance Company of any representation, warranty and/or covenant made by Insurance Company in this Agreement or any other material breach of this Agreement by Insurance Company; or (f) any tax liability under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Account(s) or the accounts of Insurance Company's affiliates; provided, however, that with respect to clause (a) Insurance Company will not be liable in any such case to the extent that any such Fund Party Loss arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement or Marketing Materials in conformity with written information furnished to Insurance Company by the Participating Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

10.2	Dreyfus agrees to indemnify and hold harmless Insurance Company and
	each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act (collectively, "Insurance Company Indemnified Parties"), against any losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any taxes, penalties or toll charges) (collectively, "Insurance Company Party Loss") to which any such Insurance Company Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such Insurance Company Indemnified Loss (or actions in respect thereof) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Marketing Materials of a Participating Fund, (b) any omission to state in the registration statement or Marketing Materials of the Participating Fund any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (c) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Marketing Materials with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the Participating Fund or Dreyfus; provided, however, that neither Dreyfus nor any Participating Fund will be liable in any such case to the extent that any Insurance Company Party Loss arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or Marketing Materials in conformity with written information furnished to the Participating Fund by Insurance Company specifically for use therein. This indemnity agreement will be in addition to any liability which Dreyfus may otherwise have.

10.3	Each Participating Fund severally shall indemnify and hold Insurance
	Company harmless against any and all losses, claims, damages, liabilities or expenses which Insurance Company may incur, suffer or be required to pay due to the Participating Fund's (i) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; or (ii) incorrect or untimely reporting of the daily net asset value, dividend rate or capital gain distribution rate; provided, that the Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company. In no event shall Dreyfus or any Participating Fund be liable for any consequential, incidental, special or indirect damages resulting to an Insurance Company Indemnified Party hereunder.

10.4	Promptly after receipt by a party that may be entitled to
	indemnification under this Article X ("Indemnified Party") of notice of the commencement of any action which may result in Fund Party Loss or Insurance Company Party Loss or losses, claims, damages, liabilities or expenses covered under Section 10.3, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Article X ("Indemnifying Party"), notify the Indemnifying Party of the commencement thereof. The omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this Article X, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the omission to give such notice. In case any such action is brought against any Indemnified Party, and it notified the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party, and to the extent that the Indemnifying Party has given notice to such effect to the Indemnified Party and is performing its obligations under this Article X, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent.

10.5	The indemnity agreements contained in this Article IX shall not
	protect any indemnified party against liability to which such party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such party's office, as the case may be.

10.6	A successor by law of the parties to this Agreement shall be entitled
	to the benefits of the indemnification contained in this Article X.

                                     ARTICLE XI
                           COMMENCEMENT AND TERMINATION

11.1	This Agreement shall be effective as of the date hereof and shall
	continue in force until terminated in accordance with the provisions herein.

11.2	This Agreement shall terminate without penalty:
	a.	as to any Participating Fund, at the option of Insurance
		Company or the Participating Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

	b.	as to any Participating Fund, at the option of Insurance
		Company, if Shares of that Participating Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company; prompt notice of election to terminate shall be furnished by Insurance Company, such termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient number of Shares to meet the requirements of the Contracts within such ten-day period;

	c.	as to a Participating Fund, at the option of Insurance
		Company, upon the institution of formal proceedings against that Participating Fund by the Commission, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair that Participating Fund's ability to meet and perform the Participating Fund's obligations and duties hereunder; prompt notice of election to terminate shall be furnished by Insurance Company with such termination to be effective upon receipt of notice;

	d.	as to a Participating Fund, at the option of each
		Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, FINRA or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund's reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder; prompt notice of election to terminate shall be furnished by such Participating Fund with such termination to be effective upon receipt of notice;

	e.	automatically and without notice upon the termination of
		Insurance Company's FINRA membership;

	f.	as to a Participating Fund, at the option of that
		Participating Fund, if the Participating Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of that Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement and after, considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Participating Fund shall continue to apply on the sixtieth day following the giving of such notice, which sixtieth day shall be the effective date of termination;

	g.	as to a Participating Fund, at the option of Insurance Company,
		if Insurance Company shall determine, in its sole judgment reasonably exercised in good faith that the Participating
		Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operations of Insurance Company or its Separate Account, Insurance Company shall notify the Participating Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Participating Fund and any other changes in circumstances since the giving of such notice, such determination of Insurance Company shall continue to apply to the sixtieth day following the giving of such notice, which sixtieth day shall be the effective date of termination;

	h.	as to a Participating Fund, upon termination of the Investment
		Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Participating Fund investment adviser; such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

	i.	as to a Participating Fund, in the event that Shares of the
		Participating Fund are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such Shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company; termination shall be effective immediately as to that Participating Fund only upon such occurrence without notice;

	j.	at the option of a Participating Fund upon a determination by
		its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating Fund to continue to operate pursuant to this Agreement; termination shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

	k.	at the option of a Participating Fund, if the Contracts cease
		to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund reasonably believes that the Contracts may fail to so qualify;

	l.	at the option of any party to this Agreement, upon another
		party's breach of any material provision of this Agreement;

	m.	at the option of a Participating Fund, if the Contracts are
		not registered, issued or sold in accordance with applicable federal and/or state law; or

	n.	upon assignment of this Agreement, unless made with the
		written consent of every other non-assigning party.

	Any such termination shall not affect the operation of Articles VI or X of this Agreement. To the extent that this Article XI is inconsistent with Article VII or this Agreement, Article VII shall control

11.3	Notwithstanding any termination of this Agreement, each Participating
	Fund may, at the option of the Participating Fund, continue to make available additional Shares of that Participating Fund for as long as the Participating Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if that Participating Fund so elect to make additional Shares of the Participating Fund available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem investments in that Participating Fund and/or invest in that Participating Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement, such Participating Fund, as promptly as is practicable under the circumstances, shall notify Insurance Company whether that Participating Fund will continue to make Shares of that Participating Fund available after such termination. If such Shares of the Participating Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either of that Participating Fund or Insurance Company may terminate the Agreement as to that Participating Fund, as so continued pursuant to this Section 11.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Participating Fund, need not be for more than six months.

11.4	In the event of any termination of this Agreement in respect of a
	Participating Fund in connection with which the Participating Fund has not continued to make available additional Shares pursuant to Section 11.3, the parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no Shares of the Participating Fund beyond six months from the date of termination. Such steps may include, without limitation, substituting other investment company shares for those of the Participating Fund.

11.5	Termination of this Agreement as to any one Participating Fund shall
	not be deemed a termination as to any other Participating Fund unless Insurance Company or such other Participating Fund, as the case may be, terminates this Agreement as to such other Participating Fund in accordance with this Article XI.

11.6	In the event that the Agreement is terminated, Insurance Company
	agrees to work cooperatively with MBSC to effect an orderly transition of Contractholder assets if Shares are redeemed or transferred.

                                     ARTICLE XII
                                      AMENDMENTS

12.1	Any other changes in the terms of this Agreement, except for the
	addition or deletion of any Participating Fund or class of Shares of a Participating Fund as specified in Exhibit B, shall be made by agreement in writing between Insurance Company and each respective Participating Fund.

                                    ARTICLE XIII
                                       NOTICE

13.1	Each notice required by this Agreement shall be given by certified
	mail, return receipt requested, to the appropriate parties at the following addresses:

	Insurance Company:
				Legal Counsel, SC 11
				777 108th Ave NE, Ste 1200
				Bellevue, WA 98004
				Telephone:  425-256-8000
				Fax:  425-256-6080

	Participating Funds:	Name of Participating Fund
				c/o The Dreyfus Corporation
				200 Park Avenue
				New York, New York  10166
				Attn:  General Counsel
				Telephone:  212-922-6000
				Fax: 212-922-6880

	with copies to:		Stroock & Stroock & Lavan LLP
				180 Maiden Lane
				New York, New York 10038-4982
				Attn: David Stephens, Esq.

	Notice shall be deemed to be given on the date of receipt by the addressees as evidenced by the return receipt.

                                    ARTICLE XIV
                                    MISCELLANEOUS

14.1	If any provision of this Agreement is held or made invalid by a court
	decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

14.2	The rights, remedies, indemnities and obligations contained in this
	Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the parties are entitled.

14.3	This Agreement may be executed simultaneously in two or more
	counterparts, each of which taken together shall constitute one and the same instrument.

14.4	This Agreement has been executed on behalf of each Participating Fund
	by the undersigned officer of the Participating Fund in his or her capacity as an officer of the Participating Fund. The obligations of a Participating Fund under this Agreement shall only be binding upon the assets and property of such Participating Fund and shall not be binding upon any director, trustee, officer or shareholder of the Participating Fund individually. It is agreed that the obligations of the Participating Funds are several and not joint, that no Participating Fund shall be liable for any amount owing by another Participating Fund and that the Participating Funds have executed one instrument for convenience only.

                                    ARTICLE XV
                                        LAW

15.1	This Agreement shall be construed in accordance with the internal laws
	of the State of New York, without giving effect to principles of conflict of laws.

                                    ARTICLE XVI
                                FOREIGN TAX CREDITS

16.1	Each Participating Fund agrees to consult in advance with Insurance
	Company concerning any decision to elect or not to pass through the benefit of any foreign tax credits to the Participating Fund's shareholders pursuant to Section 853 of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

					FIRST SYMETRA NATIONAL LIFE INSURANCE
					COMPANY OF NEW YORK



					By:   /s/Daniel R. Guilbert
					     ----------------------
					     Daniel R Guilbert
					Its: Executive Vice President

Attest:

					EACH PARTICIPATING FUND



					By: /s/Kiesha Astwood
					    -------------------
					    Kiesha Astwood
					Its:VP & Assistant Secretary

Attest:

					THE DREYFUS CORPORATION*



					By: /s/Bradley J. Skapyak
					    ----------------------
					    Bradley J. Skapyak
					Its: Chief Operating Officer

Attest:

* With respect to Article X only.

                                 EXHIBIT A
Name of Separate Accounts
First Symetra Separate Account S

                                 EXHIBIT B

LIST OF PARTICIPATING FUNDS
Fund Name					Share Class
Dreyfus Variable Investment Fund
	Appreciation Portfolio			Initial Shares
	International Value Portfolio		Initial Shares
	Quality Bond Portfolio			Initial Shares



Dreyfus Investment Portfolios
	MidCap Stock Portfolio			Initial Shares
	Technology Growth Portfolio		Initial Shares


The Dreyfus Socially Responsible 		Initial Shares
Growth Fund, Inc.

Dreyfus Stock Index Fund, Inc.			Service Shares